SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GATEWAY TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of4 transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

January 9, 2008

Third Request

Our records indicate that we have not yet received your proxy vote.

Your vote is needed!

Dear Shareholder:

In mid-December we mailed you a proxy statement requesting your vote on an important proposal affecting your investment in the Gateway Fund. A second request was sent out on December 27. Our records indicate that you have not yet responded.

Your vote is needed prior to the shareholder meeting, which is scheduled for January 18 at 2:00 p.m. We have included another copy of the ballot and a postage-paid return envelope. You may also vote by telephone or Internet using the instructions printed on your ballot. Please take a moment and vote your shares today, as every vote is important.

To review the proxy statement, please visit our website at www.gatewayfund.com. On the back of this letter are some questions and answers regarding the proposal that may help you as you consider how you’d like to vote. Please call 866-492-0848 if you have any questions.

If your vote and this letter have crossed in the mail, we thank you for your response.

Sincerely,

Walter G. Sall
Chairman

Questions and answers

Gateway Investment Advisers, L.P. (Gateway Advisers) has entered into an agreement to be acquired by Natixis Global Asset Management, L.P. (Natixis). We are excited about this relationship, which will provide Gateway with access to extensive distribution and service delivery capabilities, allowing Gateway Advisers, and the Fund’s shareholders, to take advantage of a number of benefits inherent in a large-scale global organization.

In connection with this acquisition, Gateway Advisers is proposing that the Gateway Fund be reorganized and become part of the Natixis Funds family. This type of reorganization requires the approval of the Gateway Fund’s shareholders.

Q:	What is being proposed?

A:	You are being asked to approve the acquisition of the existing Gateway Fund (Existing Fund) by the new Gateway Fund (New Fund) on or about February 15, 2008. If the acquisition is approved, the New Fund will acquire all of the assets and assume all of the liabilities of the Existing Fund in exchange for shares of the New Fund, which you will then receive (the Reorganization). As a result, you will receive Class A shares of the New Fund equal in number and value to your shares in the Existing Fund. Although the New Fund’s Class A shares will have sales charges and a contingent deferred sales charge (CDSC) may apply, the Class A shares that you receive in the Reorganization and any additional Class A shares of the New Fund that you purchase will not be subject to a sales charge or CDSC.

Q:	Why is the Reorganization being proposed?

A:	The Board of Trustees of the existing Gateway Trust has unanimously recommended approval of the Reorganization because of the advantages that the Trustees believe the Reorganization will offer to Existing Fund shareholders, including:

•	No change in investment management personnel or investment strategies. The New Fund will be run by the same portfolio managers, using the same investment strategies, as the Existing Fund.

•

Industry-leading mutual fund service providers. The fund will benefit from the relationships that Natixis Funds have in such areas as fund accounting, administration, custody, transfer agency and legal services.

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Access to other funds. The proposed Reorganization will give shareholders the opportunity to diversify through exchange privileges with the other mutual funds in the Natixis Funds family, which span a wide range of investment objectives and management styles.

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Enhanced shareholder services. Shareholders who hold their shares directly will enjoy new and enhanced services such as account access through the Natixis Funds’ website, a 24-hour telephone access line, and affordable systematic investing through the Natixis Funds’ Investment Builder program.

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Two-year expense cap. Although the New Fund’s gross total expense ratio is higher than that of the Existing Fund, the New Fund’s adviser has agreed to implement a two-year expense cap so that the net expense ratio of the New Fund’s Class A shares will be the same as the Existing Fund’s current total expense ratio for at least two years after the Reorganization. In addition, Existing Fund shareholders will continue to have access to the New Fund on a permanent load-waived basis.

Q:	Who will bear the costs of this shareholder meeting?

A:	The expenses related to the shareholder meeting and the solicitation of proxies will be borne by Gateway Advisers or Natixis, not by the Gateway Fund.

Q:	What are the tax implications?

A:	The Reorganization is expected to be tax-free to shareholders for federal income tax purposes. No gain or loss is expected to be realized as a result of the Reorganization.